                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. 1)


                                  ONSALE, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
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                         (Title of Class of Securities)

                                   682838-10-7
                -------------------------------------------------
                                 (CUSIP Number)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).


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                                  SCHEDULE 13G

CUSIP NO. 682838-10-7                                    PAGE  2   OF  4   PAGES
          -----------                                        -----   -----

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           NAME OF REPORTING PERSON
    1      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Software Partners, Inc.
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    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)  [ ]
                                                                       (b)  [ ]


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    3      SEC USE ONLY


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    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           U.S.A.
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                                5     SOLE VOTING POWER

          NUMBER                      none
            OF               ---------------------------------------------------
          SHARES                6     SHARED VOTING POWER
       BENEFICIALLY
           OWNED                      none
            BY               ---------------------------------------------------
           EACH                 7     SOLE DISPOSITIVE POWER
         REPORTING
          PERSON                      none
           WITH              ---------------------------------------------------
                                8     SHARED DISPOSITIVE POWER

                                      none
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    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           none
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   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             [ ]
           none
--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           none
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           CO
--------------------------------------------------------------------------------

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                                  SCHEDULE 139

CUSIP NO. 682838-10-7                                    PAGE  3   OF  4   PAGES
          -----------                                        -----   -----


ITEM 1.

          (a) Name of Issuer:
              ONSALE, Inc.

          (b) Address of Issuer's Principal Executive Offices:
              1350 Willow Road #202, Menlo Park, CA 94025

ITEM 2.

          (a) Name of Person Filing:
              Software Partners, Inc.

          (b) Address of Principal Business Office:
              1953 Landings Drive, Mountain View, California 94043

          (c) Citizenship:
              U.S.A.

          (d) Title of Class of Securities:
              Common Stock

          (e) CUSIP Number:
              682838-10-7


ITEM 3.   Not applicable.


ITEM 4.   OWNERSHIP.

          Not applicable.

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, please check the following: [X]

          Please also see Item 8.

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

          Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

          Not applicable.


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                                  SCHEDULE 13G

CUSIP NO. 682838-10-7                                    PAGE  4   OF  4   PAGES
          -----------                                        -----   -----

ITEM 8.   IDENTIFICATION AND CLASSIFICATION MEMBERS OF THE GROUP.

          Not applicable.

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP.

          A voting agreement pursuant to which Software Partners, Inc. formerly held the right to vote 3,718,185 shares held of record by Alan S. Fisher, 75,000 shares held of record by the Kelly Elizabeth Fisher Irrevocable Trust, and 2,206,815 shares held of record by Razi Mohiuddin and the Momin Children's Trust expired on July 21, 1998. All further filings with respect to transactions in these shares will be filed, if required, by members of the group in their individual capacity.

ITEM 10.  CERTIFICATION.

          Not applicable.



                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  February 16, 1999               SOFTWARE PARTNERS, INC.


                                        By: /s/ ALAN S. FISHER
                                           -------------------------------------
                                           Alan S. Fisher, President